Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE April 21, 2015	Media contacts: Bob Varettoni 908-559-6388 robert.a.varettoni@verizon.com Ray McConville 908-559-3504 raymond.mcconville@verizon.com

Verizon Reports Strong Balanced Results; Delivers Customer, Earnings and Cash Flow Growth in First Quarter

1Q 2015 HIGHLIGHTS

Consolidated

•	$1.02 in earnings per share (EPS), compared with $1.15 per share and 84 cents in adjusted EPS (non-GAAP) in 1Q 2014.

Wireless

•	6.9 percent year-over-year increase in total revenues; 35.0 percent operating income margin.

•	55.8 percent segment EBITDA margin on service revenues (non-GAAP), and 44.8 percent segment EBITDA margin on total revenues (non-GAAP).

•	565,000 net retail postpaid connections added in the quarter; low retail postpaid churn of 1.03 percent; 108.6 million total retail connections; 102.6 million total retail postpaid connections.

Wireline

•	4.0 percent year-over-year increase in consumer revenues, the 11th consecutive quarter of increases of at least 4 percent.

•	10.2 percent year-over-year increase in FiOS revenues; 133,000 FiOS Internet and 90,000 FiOS Video net additions.

Verizon News Release, page 2

NEW YORK – Verizon Communications Inc. (NYSE, Nasdaq: VZ) today announced first-quarter 2015 results highlighted by customer growth in key wireless and broadband markets, strong earnings and increased cash flow.

“Verizon is off to a strong start in 2015 with another quarter of profitable growth,” said Verizon Chairman and CEO Lowell McAdam. “We expanded our base of customers seeking a premium experience, and we grew revenues, earnings and cash flow during a quarter in which we also took significant steps to sharpen our strategic focus. We are confident in our ability to maintain momentum and continue to add value for customers and shareholders.”

The company reported $1.02 in EPS in first-quarter 2015, compared with $1.15 per share in first-quarter 2014.

There were no non-operational adjustments to first-quarter 2015 per-share results; first-quarter-2014 results included non-operational gains related to Verizon’s acquisition of full ownership of Verizon Wireless in February 2014.

First-quarter 2015 earnings of $1.02 per share compares with 84 cents per share in adjusted EPS (non-GAAP) in first-quarter 2014 – an increase of 21.4 percent.

In first-quarter 2015, Verizon agreed to sell its local wireline operations serving customers in three states to Frontier Communications, monetized wireless tower assets in a transaction with American Tower, and announced an accelerated share-repurchase program to return $5 billion in capital to shareholders. The company also completed the purchase of $10.4 billion in spectrum in the Federal Communications Commission’s AWS-3 auction.

Consolidated Margin Expansion and Cash Flow Growth

On a consolidated basis, Verizon generated top-line growth, margin expansion and increased cash flow in first-quarter 2015.

Verizon News Release, page 3

Consolidated Highlights

•

Total operating revenues in first-quarter 2015 were $32.0 billion, a 3.8 percent increase compared with first-quarter 2014. Excluding first-quarter 2014 revenues from a business that has since been sold, the comparable year-over-year growth rate (non-GAAP) would have been 4.2 percent.

•	Continued effective cost management drove first-quarter 2015 operating income to $8.0 billion, an 11.2 percent increase compared with first-quarter 2014.

•

Consolidated operating income margin was 24.9 percent in first-quarter 2015, compared with 23.2 percent in first-quarter 2014. Consolidated EBITDA margin (non-GAAP, based on earnings before interest, taxes, depreciation and amortization) was 37.4 percent in first-quarter 2015, compared with 36.7 percent in first-quarter 2014.

•

Cash flow from operating activities increased to $10.2 billion in first-quarter 2015, compared with $7.1 billion in first-quarter 2014. The $10.2 billion included a non-recurring $2.4 billion related to the monetization of tower assets.

•

Excluding the tower-transaction impact, free cash flow (non-GAAP, cash flow from operations less capital expenditures) totaled about $4.2 billion in first-quarter 2015, compared with $3.0 billion in first-quarter 2014. Verizon continues to expect full-year 2015 capital expenditures to range between $17.5 billion and $18.0 billion.

Verizon Wireless Delivers Quality Customer Growth and Profitability

In first-quarter 2015, Verizon Wireless delivered quality connections growth and strong profitability.

Wireless Financial Highlights

•

Total revenues were $22.3 billion in first-quarter 2015, up 6.9 percent year over year. Service revenues totaled $17.9 billion, down 0.4 percent year over year, while equipment revenues increased $1.5 billion compared with first-quarter 2014 as more customers chose Verizon Edge pricing. This pricing makes it easy to buy a new device with a low upfront cost and simple monthly installments.

•

Service revenues plus Edge installment billings increased 3.1 percent year over year. The percentage of phone activations on the Edge program was about 39 percent in first-quarter 2015, compared with about 25 percent in fourth-quarter 2014. The company expects this percentage, which is currently approaching 50 percent, to continue to increase.

Verizon News Release, page 4

•

In first-quarter 2015, wireless operating income margin was 35.0 percent, flat with last year’s first quarter. Segment EBITDA margin on service revenues was 55.8 percent, compared with 52.1 percent in first-quarter 2014; and segment EBITDA margin on total revenues was 44.8 percent, similar to a year ago.

Wireless Operational Highlights

•

Verizon Wireless had 565,000 retail postpaid net additions in first-quarter 2015, a 4.8 percent increase compared with first-quarter 2014. At the end of first-quarter 2015, the company had 108.6 million retail connections, a 5.1 percent year-over-year increase, and had 102.6 million retail postpaid connections.

•

The company added 621,000 4G smartphones to its customer base in first-quarter 2015. In light of a net decline in 3G smartphones, overall smartphone growth totaled 247,000. The company also added 820,000 4G tablets and reported net declines of 385,000 basic phones and 188,000 prepaid devices in first-quarter 2015.

•

4G devices now constitute approximately 70 percent of the retail postpaid connections base, up from 49 percent a year ago – with the 4G LTE network handling about 86 percent of total wireless data traffic in first-quarter 2015.

•	Growth in 4G device adoption continues to drive increased data and video usage. Within More Everything accounts, average data usage continues to rise, up 54 percent year over year.

•	At 1.03 percent in first-quarter 2015, retail postpaid churn improved both sequentially and year over year. Retail postpaid smartphone customer churn was less than 0.9 percent.

Wireline Consumer Revenue Maintains Consistent Growth

Verizon’s wireline segment reported continued strong results for consumer services. Year-over-year quarterly revenues, driven by FiOS fiber-optic broadband services, have now grown by at least 4 percent for the 11th consecutive quarter.

Wireline Financial Highlights

•	In first-quarter 2015, consumer revenues were $4.0 billion, an increase of 4.0 percent compared with first-quarter 2014, with FiOS revenues representing 78 percent of the total.

•	Total FiOS revenues grew 10.2 percent, to $3.4 billion, comparing first-quarter 2015 with first-quarter 2014.

Verizon News Release, page 5

•

Wireline operating income margin was 4.3 percent in first-quarter 2015, up from 1.5 percent in first-quarter 2014. Segment EBITDA margin (non-GAAP) was 22.7 percent in first-quarter 2015, compared with 22.5 percent in first-quarter 2014.

Wireline Operational Highlights

•

In first-quarter 2015, Verizon added 133,000 net new FiOS Internet connections and 90,000 net new FiOS Video connections. Verizon had totals of 6.7 million FiOS Internet and 5.7 million FiOS Video connections at the end of the first quarter, representing year-over-year increases of 9.4 percent and 7.9 percent, respectively.

•

FiOS Internet penetration (subscribers as a percentage of potential subscribers) was 41.5 percent at the end of first-quarter 2015, compared with 39.7 percent at the end of first-quarter 2014. In the same periods, FiOS Video penetration was 36.0 percent, compared with 35.0 percent.

•

By the end of first-quarter 2015, 62 percent of consumer FiOS Internet customers subscribed to FiOS Quantum, which provides speeds ranging from 50 to 500 megabits per second, up from 59 percent at year-end 2014. The highest rate of growth is in the 75-megabit-per-second tier, to which more than 20 percent of FiOS customers subscribe.

•

Broadband connections totaled 9.2 million at the end of first-quarter 2015, a 2.4 percent year-over-year increase. Net broadband connections increased by 41,000 in first-quarter 2015, as FiOS Internet net additions more than offset declines in DSL-based High Speed Internet connections.

•

Verizon continues to replace portions of its residential copper network with fiber optics to provide customers with a more reliable and resilient infrastructure, which has proven to increase customer satisfaction and reduce repair costs. In first-quarter 2015, Verizon migrated 47,000 customers who had been using copper connections, toward a full-year goal of 200,000.

•

Verizon Enterprise Solutions helped clients around the globe improve customer experience, drive growth and business performance and manage risk in the first quarter. The company deployed innovative enterprise-grade network, cloud, security, Internet of Things, mobility and other business solutions for some of the world’s leading brands, including Altisource, Cisco, Hallmark Cards Inc., MiCTA, National DCP LLC, PetSmart Inc., Slomin’s Inc., TNT, Visteon Corporation and The Welsh Government.

Wireline segment results include operations being sold to Frontier. Verizon’s consolidated balance sheet reflects these operations as assets held for sale. Accounting rules require that depreciation expense not be recorded on such assets; accordingly, wireline depreciation expense will be lower in 2015. This produced an EPS benefit of 2 cents per share in

Verizon News Release, page 6

first-quarter 2015 and is expected to produce a 3-cent-per-share benefit in subsequent full quarters until the transaction’s closing, targeted for first-half 2016.

NOTE: See the accompanying schedules and www.verizon.com/about/investors for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this document.

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to consumer, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, with 108.6 million retail connections nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers integrated business solutions to customers worldwide. A Dow 30 company with more than $127 billion in 2014 revenues, Verizon employs a diverse workforce of 176,200. For more information, visit www.verizon.com/news/.

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Forward-Looking Statements

In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “hopes” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: adverse conditions in the U.S. and international economies; the effects of competition in the markets in which we operate; material changes in technology or technology substitution; disruption of our key suppliers’ provisioning of products or services; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks; breaches of network or information technology security, natural disasters, terrorist attacks or acts of war or significant litigation and any resulting financial impact not covered by insurance; our high level of indebtedness; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; material adverse changes in labor matters, including labor negotiations, and any resulting financial and/or operational impact; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or treaties, or in their interpretation; changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and the inability to implement our business strategies.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 3/31/15	3 Mos. Ended 3/31/14	% Change

Operating Revenues	$31,984	$30,818	3.8

Operating Expenses
Cost of services and sales	12,096	11,189	8.1
Selling, general and administrative expense	7,939	8,332	(4.7)
Depreciation and amortization expense	3,989	4,137	(3.6)

Total Operating Expenses	24,024	23,658	1.5

Operating Income	7,960	7,160	11.2
Equity in earnings (losses) of unconsolidated businesses	(34)	1,902	*
Other income and (expense), net	75	(894)	*
Interest expense	(1,332)	(1,214)	9.7

Income Before Provision for Income Taxes	6,669	6,954	(4.1)
Provision for income taxes	(2,331)	(968)	*

Net Income	$4,338	$5,986	(27.5)

Net income attributable to noncontrolling interests	$119	$2,039	(94.2)
Net income attributable to Verizon	4,219	3,947	6.9

Net Income	$4,338	$5,986	(27.5)

Basic Earnings per Common Share
Net income attributable to Verizon	$1.03	$1.15	(10.4)

Weighted average number of common shares (in millions)	4,116	3,425

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$1.02	$1.15	(11.3)

Weighted average number of common shares-assuming dilution (in millions)	4,121	3,430

Footnotes:

(1)	Diluted Earnings per Common Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	3/31/15	12/31/14	$ Change

Assets
Current assets
Cash and cash equivalents	$ 4,386	$ 10,598	$ (6,212)
Short-term investments	547	555	(8)
Accounts receivable, net	12,698	13,993	(1,295)
Inventories	1,076	1,153	(77)
Assets held for sale	893	552	341
Prepaid expenses and other	3,236	2,772	464

Total current assets	22,836	29,623	(6,787)

Plant, property and equipment	210,389	230,508	(20,119)
Less accumulated depreciation	128,747	140,561	(11,814)

	81,642	89,947	(8,305)

Investments in unconsolidated businesses	762	802	(40)
Wireless licenses	75,693	75,341	352
Goodwill	23,303	24,639	(1,336)
Other intangible assets, net	5,779	5,728	51
Non-current assets held for sale	9,580	—	9,580
Deposit for wireless licenses	10,430	921	9,509
Other assets	5,765	5,707	58

Total Assets	$ 235,790	$ 232,708	$ 3,082

Liabilities and Equity
Current liabilities
Debt maturing within one year	$ 4,439	$ 2,735	$ 1,704
Accounts payable and accrued liabilities	15,189	16,680	(1,491)
Liabilities related to assets held for sale	572	—	572
Other	8,513	8,649	(136)

Total current liabilities	28,713	28,064	649

Long-term debt	108,949	110,536	(1,587)
Employee benefit obligations	33,010	33,280	(270)
Deferred income taxes	42,330	41,578	752
Non-current liabilities related to assets held for sale	943	—	943
Other liabilities	11,086	5,574	5,512

Equity
Common stock	424	424	—
Contributed capital	10,391	11,155	(764)
Reinvested earnings	4,422	2,447	1,975
Accumulated other comprehensive income	916	1,111	(195)
Common stock in treasury, at cost	(7,093)	(3,263)	(3,830)
Deferred compensation – employee stock ownership plans and other	279	424	(145)
Noncontrolling interests	1,420	1,378	42

Total equity	10,759	13,676	(2,917)

Total Liabilities and Equity	$ 235,790	$ 232,708	$ 3,082

Verizon - Selected Financial and Operating Statistics

Unaudited	3/31/15	12/31/14

Total debt (in millions)	$ 113,388	$ 113,271
Net debt (in millions)	$ 109,002	$ 102,673
Net debt / Adjusted EBITDA (1)	2.5x	2.4x
Common shares outstanding end of period (in millions)	4,078	4,155
Total employees	176,200	177,300
Quarterly cash dividends declared per common share	$ 0.550	$ 0.550

Footnotes:

(1)	Adjusted EBITDA excludes the effects of non-operational items.

The unaudited condensed consolidated balance sheets are based on preliminary information.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/15	3 Mos. Ended 3/31/14	$ Change

Cash Flows from Operating Activities
Net Income	$ 4,338	$ 5,986	$ (1,648)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	3,989	4,137	(148)
Employee retirement benefits	284	281	3
Deferred income taxes	823	(155)	978
Provision for uncollectible accounts	383	231	152
Equity in earnings (losses) of unconsolidated businesses, net of dividends received	44	(1,894)	1,938
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(888)	(1,626)	738
Other, net	1,196	179	1,017

Net cash provided by operating activities	10,169	7,139	3,030

Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(3,665)	(4,150)	485
Acquisitions of investments and businesses, net of cash acquired	(2)	(157)	155
Acquisitions of wireless licenses	(9,555)	(213)	(9,342)
Other, net	46	(11)	57

Net cash used in investing activities	(13,176)	(4,531)	(8,645)

Cash Flows from Financing Activities
Proceeds from long-term borrowings	6,497	16,952	(10,455)
Repayments of long-term borrowings and capital lease obligations	(5,576)	(7,951)	2,375
Increase in short-term obligations, excluding current maturities	482	252	230
Dividends paid	(2,153)	(1,517)	(636)
Proceeds from sale of common stock	—	34	(34)
Purchase of common stock for treasury	(5,000)	—	(5,000)
Acquisition of noncontrolling interest	—	(58,886)	58,886
Other, net	2,545	(2,113)	4,658

Net cash used in financing activities	(3,205)	(53,229)	50,024

Decrease in cash and cash equivalents	(6,212)	(50,621)	44,409
Cash and cash equivalents, beginning of period	10,598	53,528	(42,930)

Cash and cash equivalents, end of period	$ 4,386	$ 2,907	$ 1,479

Footnotes:

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Wireless - Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/15	3 Mos. Ended 3/31/14	% Change

Operating Revenues
Retail service	$ 17,143	$ 17,246	(0.6)
Other service	771	741	4.0

Service	17,914	17,987	(0.4)

Equipment	3,373	1,870	80.4
Other	1,041	1,022	1.9

Total Operating Revenues	22,328	20,879	6.9

Operating Expenses
Cost of services and sales	6,959	5,856	18.8
Selling, general and administrative expense	5,369	5,644	(4.9)
Depreciation and amortization expense	2,190	2,061	6.3

Total Operating Expenses	14,518	13,561	7.1

Operating Income	$ 7,810	$ 7,318	6.7
Operating Income Margin	35.0%	35.0%

Segment EBITDA	$ 10,000	$ 9,379	6.6
Segment EBITDA Margin	44.8%	44.9%
Segment EBITDA Service Margin	55.8%	52.1%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Wireless - Selected Operating Statistics

Unaudited	3/31/15	3/31/14	% Change

Connections (‘000)
Retail postpaid	102,637	97,273	5.5
Retail prepaid	5,945	6,057	(1.8)

Retail	108,582	103,330	5.1

Unaudited	3 Mos. Ended 3/31/15	3 Mos. Ended 3/31/14	% Change

Net Add Detail (‘000) (1)
Retail postpaid	565	539	4.8
Retail prepaid	(188)	10	*

Retail	377	549	(31.3)

Account Statistics
Retail Postpaid Accounts (‘000) (2)	35,516	35,061	1.3
Retail postpaid ARPA	$ 156.14	$ 159.67	(2.2)
Retail postpaid connections per account (2)	2.89	2.77	4.3

Churn Detail
Retail postpaid	1.03%	1.07%
Retail	1.33%	1.37%

Retail Postpaid Connection Statistics
Total Smartphone postpaid % of phones activated	91.4%	90.1%
Total Smartphone postpaid phone base (2)	79.9%	72.3%
Total Internet postpaid base (2)	14.8%	11.3%

Other Operating Statistics
Capital expenditures (in millions)	$ 2,419	$ 2,554	(5.3)

Footnotes:

(1)	Connection net additions exclude acquisitions and adjustments.

(2)	Statistics presented as of end of period.

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Wireline - Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/15	3 Mos. Ended 3/31/14	% Change

Operating Revenues
Consumer retail	$ 3,992	$ 3,840	4.0
Small business	600	624	(3.8)

Mass Markets	4,592	4,464	2.9

Strategic services	2,048	2,071	(1.1)
Core	1,215	1,400	(13.2)

Global Enterprise	3,263	3,471	(6.0)

Global Wholesale	1,524	1,583	(3.7)
Other	90	144	(37.5)

Total Operating Revenues	9,469	9,662	(2.0)

Operating Expenses
Cost of services and sales	5,287	5,339	(1.0)
Selling, general and administrative expense	2,031	2,149	(5.5)
Depreciation and amortization expense	1,746	2,033	(14.1)

Total Operating Expenses	9,064	9,521	(4.8)

Operating Income	$ 405	$ 141	*
Operating Income Margin	4.3%	1.5%

Segment EBITDA	$ 2,151	$ 2,174	(1.1)
Segment EBITDA Margin	22.7%	22.5%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Wireline - Selected Operating Statistics

Unaudited	3/31/15	3/31/14	% Change

Connections (‘000)
FiOS Video Subscribers	5,739	5,319	7.9
FiOS Internet Subscribers	6,749	6,170	9.4
FiOS Digital Voice residence connections	4,661	4,350	7.1

FiOS Digital connections	17,149	15,839	8.3

HSI	2,497	2,861	(12.7)
Total Broadband connections	9,246	9,031	2.4
Primary residence switched access connections	5,397	6,224	(13.3)
Primary residence connections	10,058	10,574	(4.9)

Total retail residence voice connections	10,457	11,048	(5.3)
Total voice connections	19,475	20,733	(6.1)

Unaudited	3 Mos. Ended 3/31/15	3 Mos. Ended 3/31/14	% Change

Net Add Detail (‘000)
FiOS Video Subscribers	90	57	57.9
FiOS Internet Subscribers	133	98	35.7
FiOS Digital Voice residence connections	59	102	(42.2)

FiOS Digital connections	282	257	9.7

HSI	(92)	(82)	12.2
Total Broadband connections	41	16	*
Primary residence switched access connections	(199)	(257)	(22.6)
Primary residence connections	(140)	(155)	(9.7)

Total retail residence voice connections	(158)	(181)	(12.7)
Total voice connections	(320)	(352)	(9.1)

Revenue Statistics
FiOS revenues (in millions)	$ 3,352	$ 3,041	10.2
Strategic services as a % of total Enterprise revenues	62.8%	59.7%

Other Operating Statistics
Capital expenditures (in millions)	$ 1,077	$ 1,385	(22.2)

Wireline employees (‘000)	75.5	80.9
FiOS Video Open for Sale (‘000)	15,931	15,184
FiOS Video penetration	36.0%	35.0%
FiOS Internet Open for Sale (‘000)	16,264	15,530
FiOS Internet penetration	41.5%	39.7%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Reconciliations - Consolidated Verizon

Adjusted Operating Revenues

(dollars in millions)

Unaudited				3 Mos. Ended 3/31/14	3 Mos. Ended 3/31/15

Consolidated Operating Revenues				$ 30,818	$ 31,984
Impact of Divested Operations				(128)	—

Consolidated Adjusted Operating Revenues				$ 30,690	$ 31,984
Year over Year Growth					4.2%

Adjusted EBITDA

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/14	3 Mos. Ended 6/30/14	3 Mos. Ended 9/30/14	3 Mos. Ended 12/31/14	3 Mos. Ended 3/31/15

Verizon Consolidated EBITDA
Consolidated net income (loss)	$ 5,986	$ 4,324	$ 3,794	$ (2,148)	$ 4,338
Add/(Subtract):
Provision (benefit) for income taxes	968	2,220	1,864	(1,738)	2,331
Interest expense	1,214	1,164	1,255	1,282	1,332
Other (income) and expense, net	894	(66)	(71)	437	(75)
Equity in (earnings) losses of unconsolidated businesses	(1,902)	43	48	31	34

Operating income (loss)	7,160	7,685	6,890	(2,136)	7,960
Add Depreciation and amortization expense	4,137	4,161	4,167	4,068	3,989

Consolidated EBITDA	$ 11,297	$ 11,846	$ 11,057	$ 1,932	$ 11,949

Consolidated Operating Income Margin	23.2%				24.9%
Consolidated EBITDA Margin	36.7%				37.4%

Other Items (Before Tax)
Severance, Pension, and Benefit Charges	—	—	—	7,507	—
Gain on Spectrum License Transactions	—	(707)	—	—	—
Impact of Divested Operations	(6)	(6)	—	—	—
Other	—	—	—	334	—

	(6)	(713)	—	7,841	—

Consolidated Adjusted EBITDA	$ 11,291	$ 11,133	$ 11,057	$ 9,773	$ 11,949

Net Debt to Adjusted EBITDA Ratio

(dollars in millions)

Unaudited	12/31/14	3/31/15

Verizon Net Debt
Debt maturing within one year	$ 2,735	$ 4,439
Long-term debt	110,536	108,949

Total Debt	113,271	113,388
Less Cash and cash equivalents	10,598	4,386

Net Debt	$ 102,673	$ 109,002

Net Debt to Adjusted EBITDA Ratio	2.4x	2.5x

Adjusted EPS

Unaudited	3 Mos. Ended 3/31/14	3 Mos. Ended 3/31/15

Earnings Per Common Share, Reported	$ 1.15	$ 1.02
Wireless Transaction Costs	0.08	—
Early Debt Redemption Costs	0.17	—
Gain on Sale of Omnitel Interest	(0.55)	—

Adjusted EPS	$ 0.84	$ 1.02

Note: EPS may not add due to rounding.

Free Cash Flow

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/14	3 Mos. Ended 3/31/15

Net cash provided by operating activities	$ 7,139	$ 10,169
Less Capital expenditures	4,150	3,665

Free Cash Flow	$ 2,989	$ 6,504

Less Proceeds from monetization of tower assets		2,346

Free Cash Flow Adjusted for Tower Transaction		$ 4,158

Verizon Communications Inc.

Reconciliations - Segments

Wireless

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/14	3 Mos. Ended 3/31/15

Wireless Segment EBITDA
Operating income	$ 7,318	$ 7,810
Add Depreciation and amortization expense	2,061	2,190

Wireless Segment EBITDA	$ 9,379	$ 10,000

Wireless total operating revenues	$ 20,879	$ 22,328

Wireless service revenues	$ 17,987	$ 17,914

Wireless operating income margin	35.0%	35.0%

Wireless Segment EBITDA margin	44.9%	44.8%

Wireless Segment EBITDA service margin	52.1%	55.8%

Wireline

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/14	3 Mos. Ended 3/31/15

Wireline Segment EBITDA
Operating income	$ 141	$ 405
Add Depreciation and amortization expense	2,033	1,746

Wireline Segment EBITDA	$ 2,174	$ 2,151

Wireline total operating revenues	$ 9,662	$ 9,469

Wireline operating income margin	1.5%	4.3%

Wireline Segment EBITDA margin	22.5%	22.7%